Exhibit 99.(d)(26)

The UBS Funds

One North Wacker Drive

Chicago, IL 60606

July 16, 2012

UBS Global Asset Management (Americas) Inc.

1285 Avenue of the Americas

New York, NY 10019

Ladies and Gentlemen:

1.                                       The fund listed on Schedule A hereto (the “Fund”) is a series of The UBS Funds, a Delaware statutory trust (“Trust”).  Each separate class of the Fund’s shares is referred to herein as a “Class.”

2.                                       You hereby agree that you will waive your advisory fees and/or reimburse the Trust for the operating expenses (excluding expenses incurred through investment in other investment companies, interest, taxes, brokerage commissions, extraordinary expenses, securities loan fees and dividend expense for securities sold short) (“Reimbursable Operating Expenses”) of the Fund or any Class thereof to the extent, if any, that the Reimbursable Operating Expenses for the Fund or any Class thereof, for the period beginning July 16, 2012 and ending October 27, 2013, otherwise would exceed the “Expense Limitation” rate for each Class of the Fund shown in Schedule B.  The aggregate amount of this waiver/reimbursement is hereinafter referred to as the “Expense Reimbursement.”

3.                                       The Trust, in turn, agrees that, subject to the limitations set forth in this paragraph, it will repay the Expense Reimbursement to you.  Such repayment shall be made only out of assets of the Fund or Class for which an Expense Reimbursement was made.  In addition, the repayment shall be payable only to the extent it can be made during the three years following the period during which you waived fees or reimbursed the Fund or Class for its Reimbursable Operating Expenses under this Agreement without causing the Reimbursable Operating Expenses of the Fund or Class during a year in which such repayment is made to exceed any applicable expense limit that may be in place for the Fund.  The Trust agrees to furnish or otherwise make available to you such copies of its financial statements, reports, and other information relating to its business and affairs as you may, at any time or from time to time, reasonably request in connection with this Agreement.

4.                                       This Agreement shall terminate automatically upon the termination of the Investment Advisory Agreement between you and the Trust with respect to the Fund; provided, however, that the Fund’s obligation to reimburse you, as described above, will survive the termination of this Agreement unless the Trust and you agree otherwise.

5.                                       You understand that you shall look only to the assets of the Fund for performance of this Agreement and for payment of any claim you may have hereunder, and neither any other series of the Trust, nor any of the Trust’s trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

6.                                       This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, except (a) Paragraph 5 shall be governed by, construed and enforced in accordance with the laws of the State of Delaware and (b) insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling.  Any amendment to this Agreement shall be in writing signed by the parties hereto.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

THE UBS FUNDS

		By:	/s/ Thomas Disbrow
Name: Thomas Disbrow
Title: Treasurer

		By:	/s/ Joseph J. Allessie
Name: Joseph J. Allessie
Title: Assistant Secretary

The foregoing Agreement is hereby
accepted as of July 16, 2012

UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC.

By:	/s/ John Moore
Name: John Moore
Title: Managing Director

By:	/s/ Mark F. Kemper
Name: Mark F. Kemper
Title: Managing Director

Schedule A

UBS Emerging Markets Debt Fund

Schedule B

	Class and Net Expenses
Fund	A	C	Y
UBS Emerging Markets Debt Fund	1.25%	1.75%	1.00%